For Immediate Release USA/Israel

Ness Energy Receives Funding for the Development of Oil and Gas Properties

Willow Park, Texas, June 9, 2006

Ness Energy International, Inc. (OTC Bulletin Board Symbol: NESS), announced today the entry into funding agreement with four institutional investors. Pursuant to these agreements, Ness received $900,000 and will be repaying $1,022,727, the difference reflecting the interest on the notes that were a part of the funding agreements.

This financing affords Ness the ability to pursue opportunities in their oil and gas fields located in Texas. Additionally, it provides Ness with flexibility to continue to develop its ongoing projects.

KMR Capital, LLC acted as the sole advisor and placement agent for Ness in this financing. KMR Capital, LLC is a Texas-based investment banking firm that focuses on the energy sector.

Commenting on this financing, President and CEO of Ness, Sha Stephens stated, "The commitment of these investors demonstrates the support of our current oil and gas opportunities. We are pleased to be associated with such high-profile firms and look forward to continued development of our beneficial relationship and the fulfillment of our business plan. Additionally, KMR is a uniquely qualified firm and we are pleased to have them as a part of our team. We look forward to their continued guidance.”

Ness will continue to provide updates regarding projects as new developments occur.

About Ness

Ness is an emerging oil and gas company actively pursuing opportunities that make strategic sense for Ness. Ness currently operates interests in the Ft. Worth Basin and the coastal plains regions of Texas and is actively pursing various opportunities, which may include mergers, acquisitions, drilling, re-work and re-entry. For more information, please visit our website at www.nessenergy.com, or the SEC’s Edgar filing system at www.sec.gov.

Forward-Looking Statements

This news release includes forward-looking statements. Actual results could differ materially from those contemplated by such forward-looking statements as a result of any number of factors and uncertainties, many of which are beyond the control of the company. Important factors that could cause actual results to differ materially from those in such forward-looking statements are enumerated in the company's registration statement filed with the Securities and Exchange Commission. Undue reliance should not be placed upon any forward-looking statements, and the company undertakes no obligation to update those statements.

Visit us on the web at http://www.nessenergy.com